Exhibit 10.1

EXECUTION VERSION

John Orr

Kansas City

Dear John:

This letter agreement (this “Agreement”) memorializes the terms we have agreed regarding your resignation of employment with Soo Line Railroad Company, a subsidiary of Canadian Pacific Kansas City Limited (together with its subsidiaries, the “Company”), effective March 19, 2024 (the “Separation Date”).

1. Unpaid Salary, Accrued Vacation, and Expenses

On or prior to the first regular payroll date of the Company following the Separation Date, the Company will pay you a lump sum amount equal to (i) any accrued but unpaid base salary, (ii) any unpaid or unreimbursed business expenses, (iii) any accrued but unused vacation, and (iv) any other amounts owing, but still unpaid, to you up to the Separation Date (the “Accrued Obligations”).

2. Relocation Repayment

The Company hereby waives your obligation to repay a prorated portion of the relocation costs incurred by the Company in connection with your commencement of employment with the Company, as set forth in the terms of Appendix I to the employment letter, dated as of March 23, 2023, between you and the Company.

3. Forfeiture of Equity Awards

Your outstanding, unvested Company equity awards will be forfeited on the Separation Date, in accordance with their terms.

4. Limited Waiver of Non-Competition Provisions

The Company hereby agrees to waive the enforcement of the non-competition provisions set forth in (i) Section 7(b)(i) of the Amended and Restated Severance Agreement, dated as of September 15, 2021, between you and Kansas City Southern Railway Company (the “Severance Agreement”), (ii) Section 3(b) of the Non-Competition and Non-Solicitation Agreements, dated as of April 28, 2023, between you and the Company (the “April 2023 Non-Competition Agreements”), and (iii) Section 3(b) of the Non-Competition and Non-Solicitation Agreement, dated as of May 17, 2023, between you and the Company (together with the April 2023 Non-Competition Agreements, the “Non-Competition Agreements”), and any other non-competition provision relating to the Company to which you would otherwise be subject, each solely with respect to your future employment with Norfolk Southern Corporation (the “Non-Competition Waiver”).

The Non-Competition Waiver is conditioned on and subject to:

(A)

Your execution of the general release and waiver of claims attached hereto as Appendix A (the “Release”) within twenty-one (21) days after the Separation Date and non-revocation of the Release within fifteen (15) days thereafter;

(B)

Your compliance with all other terms and conditions of this Agreement and any other agreement between you and the Company, including, without limitation, the non-solicitation provisions set forth in (i) Section 7(b)(ii) of the Severance Agreement and (ii) Section 3(c) of the Non-Competition Agreements and herein; and

(C)	Norfolk Southern Corporation’s execution of the agreement attached hereto as Appendix B.

5. Non-Solicitation Provisions

You continue to remain subject to the non-solicitation provisions set forth in (i) Section 7(b)(ii) of the Severance Agreement and (ii) Section 3(c) of the Non-Competition Agreements.

Further, you agree that during the two (2) years following the Separation Date, you may not (i) encourage, induce, or solicit any employee of the Company to leave the employ of the Company or (ii) assist any other person to encourage, induce, or solicit any employee of the Company to leave the employ of the Company.

6. Additional Restrictive Covenants

You hereby reaffirm your ongoing obligations under Severance Agreement, the Non-Competition Agreements and any other agreements with the Company, in accordance with their terms, except as explicitly amended herein.

Notwithstanding the confidentiality provisions set forth in (i) Section 7(a) of the Severance Agreement and (ii) Section 4(d) of the Non-Competition Agreements, nothing shall limit your rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and you do not need the Company’s permission to do so. In addition, it is understood that you are not required to notify the Company of a request for information from any governmental entity or self-regulatory authority or of your decision to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, you recognize that, in connection with the provision of information to any governmental entity or self-regulatory authority, you must inform such governmental entity or self-regulatory authority that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information you came to learn during your service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

7. Return of Confidential Information

You hereby agree that, promptly following the Separation Date, you will deliver to the Company all documents, media and other items in your possession containing confidential information of the Company or any subsidiary, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents, media, or items or information contained therein.

8. Governing Law

This Agreement shall be construed according to the laws of the State of Minnesota.

9. Remedies

In addition to any remedies that may be available at law or in equity as a result of a breach of this Agreement, in the event of a breach, deemed breach, or threatened breach by you of any of the provisions herein, the Company shall have the right to seek monetary damages and equitable relief, including, without limitation, specific performance by means of an injunction against you to prevent or restrain any such breach.

10. Amendments and Waivers

No amendments to this Agreement shall be valid or binding unless in writing and duly executed by both parties. No waiver of any breach of any term or provision of this Agreement shall be binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

11. Severability

If any provision of this Agreement or its application in a circumstance is restricted, prohibited or unenforceable, the provision shall be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting its application to other circumstances.

12. Counterparts; Attorneys Fees

This Agreement may be executed in counterparts and delivered by means of facsimile, portable document format (PDF) or electronic signature, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. The Company will pay directly to your counsel the attorney’s fees incurred in connection with the review, legal analysis, drafting and negotiation of this Agreement in the fixed amount of $15,000 promptly following the date of this Agreement.

[SIGNATURE PAGE FOLLOWS]

Please confirm your acceptance of the foregoing by signing below.

Sincerely,

/s/ Maeghan Albiston
Maeghan Albiston
Vice-President and Chief Human Resources Officer

I agree with and accept the foregoing terms.

/s/ John Orr
John Orr

Appendix A

RELEASE